EXHIBIT 23.3

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors

Zhone Technologies, Inc.:

We consent to the incorporation by reference of our report dated February 3, 2004 with respect to the consolidated balance sheets of Zhone Technologies, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of Zhone Technologies, Inc., incorporated herein in this joint proxy statement/prospectus by reference and to the reference to our Firm under the heading “Experts.”

Our report dated February 3, 2004 contains an explanatory paragraph describing the Company’s restatement of the financial statements for the year ended December 31, 2002 and an explanatory paragraph describing the Company’s change in accounting for goodwill and other intangible assets on January 1, 2002.

/s/    KPMG LLP

Mountain View, California

May 21, 2004